Exhibit99(b)

Windstream Announces Closing of New $600 Million Incremental Term Loan
and Repurchase of $441,096,000 of its 7.875% Senior Notes Due 2017

Release date: March 29, 2016

LITTLE ROCK, Ark. - Windstream Holdings, Inc. (“Windstream”) today announced that its wholly-owned subsidiary, Windstream Services, LLC (“Windstream Services”), closed a $600 million incremental term loan under its existing senior secured credit facilities. As previously announced, Windstream Services intends to use the proceeds of such incremental term loans to repay certain of its 7.875% senior notes due 2017 and repay certain of its other outstanding debt.

“This transaction enables Windstream to further optimize our balance sheet, significantly reduce near-term maturities and improve cash interest,” said Bob Gunderman, Windstream’s chief financial officer.

Windstream Services also announced that it has repurchased $441,096,000 of the 7.875% Senior Notes due 2017 (CUSIP 97381 WAJ3) (the “Notes”) issued by Windstream Services and Windstream Finance Corp. for total consideration of $477,486,420.00, plus accrued interest, pursuant to its previously announced cash tender offer (the “Tender Offer”). Windstream Services has increased the maximum aggregate principal amount of Notes it may purchase in the Tender Offer from $350,000,000 to $441,096,000. After the early tender deadline (the “Early Tender Deadline”) for the Tender Offer expired at 5:00 P.M., Eastern Time, on March 28, 2016, Windstream Services accepted for payment all Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline, comprising $441,096,000 in aggregate principal amount (representing approximately 54.4%) of outstanding Notes. Following such repurchase, $369,469,000 in aggregate principal amount of the Notes remain outstanding.

Windstream Services has accepted for payment the maximum amount of Notes contemplated by the Tender Offer (the “Tender Cap”). No additional Notes will be accepted for tender in the Tender Offer. The Tender Offer will expire at 11:59 p.m., Eastern Time, on April 11, 2016, unless extended (such date and time, as the same may be extended, the “Expiration Time”). The withdrawal deadline of 5:00 p.m., Eastern Time, on March 28, 2016 (the “Withdrawal Deadline”) and the Early Tender Deadline have passed and have not been extended.

The Tender Offer is being made pursuant to the terms and conditions set forth in the offer to purchase, dated March 14, 2016, and the related letter of transmittal (as they may each be amended or supplemented from time to time, the “Offer to Purchase”). Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

Windstream has engaged J.P. Morgan Securities LLC as Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (212) 834-4811 or (866) 834-4666. Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Ipreo LLC, the Information Agent for the Tender Offer, at (888) 593-9546 or (212) 849-3880. Neither the Company, the Dealer Manager, the Information Agent, the Depositary nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities, including the Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making of or acceptance of a tender offer would not be in compliance with the laws of such jurisdiction.

About Windstream

Windstream (NASDAQ: WIN), a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions for consumers, small businesses, enterprise organizations and carrier partners across the U.S. Windstream offers bundled services, including broadband, security solutions, voice and digital TV to consumers. The company also provides data, cloud solutions, unified communications and managed services to business and enterprise clients. The company supplies core transport solutions on a local and long-haul fiber-optic network spanning approximately 125,000 miles. Additional information is available at windstream.com. Please visit our newsroom at news.windstream.com or follow us on Twitter at @WindstreamNews.